EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES RETIREMENT OF

C.D. McLEAN, EXECUTIVE VP AND CHIEF OPERATING OFFICER

HOUSTON, March 18, 2003 - Continental Airlines (NYSE: CAL) today announced the retirement of C.D. McLean, executive VP and chief operating officer, effective March 25.

McLean, 61, joined the airline in April 1994 as senior vice president of operations and was promoted to executive vice president of operations in 1996. In May 2001, he was named chief operating officer.

Under McLean's leadership, Continental has become an airline industry leader in operational reliability and efficiency. In 2002, Continental finished first in on-time arrivals in five months, achieved a record on-time arrival rate for the full year, had the highest completion factor among its U.S. airline peers, and flew without a single flight cancellation on 103 days. Averaged for the last five years, Continental has the best completion factor and the best on-time performance among U.S. airline peers.

"In his more than 40 years in aviation and as a personal friend for more than 20 years, Mac has made immense contributions, and his focus on operational excellence has become part of our culture at Continental," said Continental Chairman and CEO Gordon Bethune. "We all wish him well as he enjoys a well-deserved retirement."

Continental President Larry Kellner will assume McLean's responsibilities.

-more-

CO ANNOUNCES RETIREMENT OF EXEC. VP AND COO/Page 2

Continental Airlines is the world's seventh-largest airline and has more than 2,000 daily departures. With 131 domestic and 93 international destinations, Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year on the newest jet fleet among major U.S. airlines. With 48,000 employees, Continental is one of the 100 Best Companies to Work For in America. In 2003, Fortune ranked Continental highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines. For more company information, visit continental.com.

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